Exhibit 22


                                       WILTEK, INC.

                                        Subsidiary


                                                        Jurisdiction of
          Name                                           Incorporation

      Wiltek (U.K.) Ltd.                                 United Kingdom

The corporation listed is a direct subsidiary of Wiltek, which owns 100% of the voting securities. The subsidiary is included in the consolidated financial statements.